Exhibit 3.107

ARTICLES OF AMENDMENT TO THE ARTICLES OF

INCORPORATION OF SIOUX FALLS AUTO AUCTION, INC.

Pursuant to the provisions of SDCL 47-2-9, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is SIOUX FALLS AUTO AUCTION, INC.

2.	The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on September 13, 1994, in the manner prescribed by the South Dakota Corporation Acts:

a.	That Article IV of the Articles of Incorporation is amended to read as follows:

“ARTICLE IV

Authorized Shares

The aggregate number of shares which the corporation shall have authority to issue is ten thousand (10,000) shares of common capital stock with a par value of Ten Dollars ($10.00) per share.”

b.	That Article V of the Articles of Incorporation is deleted in its entirety.

c.	That Article VIII of the Articles of Incorporation is amended to read as follows:

“ARTICLE VIII

Directors

The business and affairs of the corporation shall be managed by its board of directors. The number of directors constituting the board of directors is five (5), and the names and addresses of those persons who serve as directors of the corporation until the next annual meeting of the shareholders or until their successors are duly elected and qualified are as follows:

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Name	Address
Gene Jones	#2 Le Chateau Place
Sioux Falls, SD 57105

Otto Hagedorn	Rural Route 3
Sioux Falls, SD 57105

Kent Zabel	115 Brooktree Park
Route 1, Box 92
Harwood, ND 58042

David Zabel	115 Brooktree Park
Route 1, Box 92
Harwood, ND 58042

Ross Jorgenson	5805 W. 49th Street
Sioux Falls, SD 57106

Directors need not be shareholders of corporation. The number of directors to serve the corporation shall be fixed in the By-Laws of the corporation. The number of directors may be increased or decreased from time to time by amendment of the By-Laws, but no decrease shall have the effect of shortening the term of any incumbent director.”

3.	The number of shares of the corporation outstanding at the time of such amendment was 4,050 and the number of shares entitled to vote thereon was 4,050.

4.	The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

Class:	Preferred	Number of Shares:	0
Class:	Common	Number of Shares:	4,050

5.	The number of shares voted for such amendment was 4,050. The number of shares voted against such amendment was 0.

6.	The manner, if not set forth in such amendment, in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected is as follows:

Amendment increases par value of stock from .01¢ par value to $10.00 par value and increases the number of shares outstanding from 4,050 to 6,000 shares.

7.	The manner in which such amendment effects a change in the amount of stated capital, and a statement expressed in dollars of the amount of stated capital as changed by such amendment:

# Shares Issued & Outstanding	Stated Capital
6,000	$60,000

8.	Dated this 13th day of September, 1994.

SIOUX FALLS AUTO AUCTION, INC.

By:	/s/ Gene Jones
Its President, and

By:	/s/ David Zabel
Its Secretary

STATE OF SOUTH DAKOTA	)
	:	ss
COUNTY OF MINNEHAHA	)

On this 13th day of September, 1994, before me, the undersigned officer, personally appeared Gene Jones, who acknowledged himself to the President of Sioux Falls Auto Auction, Inc., a corporation, and that he as such President being authorized so to do executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as President.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Russell R. Greenfield
Notary Public – South Dakota

My commission expires: June 30, 2001

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